Charter Director Lawrence Levine Retires from Cornerstone Bancshares Board

CHATTANOOGA, Tenn – September 26, 2013 -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ; CSBQP) today announced the following:

After 18 years of loyal service as a charter board member, Lawrence D. Levine retired from the Cornerstone Bancshares, Inc. Board of Directors on Monday, September 23, 2013. He was honored at a celebration with his family and fellow Board members at Cornerstone’s monthly Board meeting on that same date.

“Lawrence has been a pivotal part of Cornerstone since its beginnings,” said Cornerstone’s Board Chairman Miller Welborn. “We are eternally grateful for his dedication, leadership and faithful service.”

A native of Chattanooga, Levine graduated from The Baylor School in 1947 and the University of Tennessee in Knoxville in 1952. He served in the U.S. Army from 1953-1955. After his discharge with the rank of Sergeant, Levine worked for four years in the retail jewelry business before beginning a career in the insurance industry that spanned 52 years. He retired in 2011 as an independent insurance broker specializing in commercial property and casualty insurance.

In addition to serving on the Cornerstone Bancshares, Inc. and Cornerstone Bancshares Foundation boards, Levine also served on the Baylor School Board of Trustees from 1992-1998 and was Past President of the Arts & Education Council, Insurers of Chattanooga, Insurers of Tennessee, Mizpah Congregation, the National Association for The Craniofacially Handicapped, St. Barnabas Nursing Home and Apartments, and the University of Tennessee Hamilton County Alumni Association. . His honors include being named Tennessee Insurer of the Year in 1970, and Chattanooga Insurer of the Year in 1978. In addition, he is recipient of the Baylor School Distinguished Alumnus Award in 1978, Mizpah Congregation Tree of Life Award in 1990, and Baylor School Volunteer of the Year in 1996.

Levine will continue to serve as an Advisory Director for Cornerstone but says he looks forward to spending more time with his family, including his wife, Anita Siskin Levine; two children, Margaret Levine of Nashville, TN; and Maurice Levine of Columbus, OH; and two grandchildren.

“Cornerstone stands as the strong community bank it is today largely due to Lawrence’s vision and sound guidance through the years,” said Welborn. “We are forever indebted to him for his many contributions.”

Founded in 1996, Cornerstone is a single-bank holding company, with $435 million in assets, serving the Chattanooga, Tennessee MSA, with five full-service branch locations throughout Chattanooga and one loan production office in Dalton, Georgia. Locally owned and locally operated, Cornerstone specializes in providing a comprehensive range of customized financial solutions for businesses and individuals.

Certain of the statements made in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of Cornerstone and its management regarding the company’s strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which Cornerstone operates, governmental regulations, the company’s competitive environment, cyclical and seasonal fluctuations in its operating results, and other risks.

Contact:

N. Frank Hughes

President & CEO

423-385-3009